                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 5)

                        Alliance Capital Management L.P.
                      ------------------------------------

                                (NAME OF ISSUER)

                  Units Representing Assignments of Beneficial
                   Ownership of Limited Partnership Interests
                      ------------------------------------

                         (TITLE OF CLASS OF SECURITIES)

                                    018548107
                      ------------------------------------

                                 (CUSIP NUMBER)

                                Alvin H. Fenichel
                      Senior Vice President and Controller
                      The Equitable Companies Incorporated
                           1290 Avenue of the Americas
                            New York, New York 10104
                                 (212) 314-4094
                      ------------------------------------

                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                 With a copy to:
               Christianne Butte, Head of Central Legal Department
                            AXA-UAP, 9, Place Vendome
                               75001 Paris, France
                               011-331-40-75-56-38
                                 Not applicable
                      ------------------------------------

           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

      IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX / /.

      Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                                 (Page 1 of 25)

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D           PAGE  2 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            AXA-UAP
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                (a)[ ]
                                                                        (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         France
--------------------------------------------------------------------------------
   NUMBER OF      7     SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH              See Item 5
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                        See Item 5
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        See Item 5
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,111,283 - See Item 5
      (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                       [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         57.20% - See Item 5
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         HC, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D           PAGE  3 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Finaxa
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                (a)[ ]
                                                                        (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         France
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY       8     SHARED VOTING POWER
      EACH               See Item 5
   REPORTING      --------------------------------------------------------------
  PERSON WITH      9     SOLE DISPOSITIVE POWER
                         See Item 5
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER
                         See Item 5
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,111,283 - See Item 5
      (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                       [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         57.20% - See Item 5
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         HC, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D           PAGE  4 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         AXA Assurances I.A.R.D. Mutuelle
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *               (a)[X]
                                                                       (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         France
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH              See Item 5
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                        See Item 5
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        See Item 5
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,111,283 - See Item 5
      (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                      [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         57.20% - See Item 5
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         IC
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D           PAGE  5 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         AXA Assurances Vie Mutuelle

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                (a)[X]
                                                                        (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
               AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
               France
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH              See Item 5
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                        See Item 5
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        See Item 5
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,111,283 - See Item 5
      (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                      [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         57.20% - See Item 5
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         IC
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D           PAGE  6 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         AXA Courtage Assurance Mutuelle

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *               (a)[X]
                                                                       (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         France
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH              See Item 5
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                        See Item 5
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        See Item 5
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,111,283 - See Item 5
      (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                       [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         57.20% - See Item 5
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         IC
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D           PAGE  7 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Alpha Assurances Vie Mutuelle

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *               (a)[X]
                                                                       (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         France
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH              See Item 5
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                        See Item 5
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        See Item 5
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,111,283 - See Item 5
      (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                     [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         57.20% - See Item 5
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         IC
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D           PAGE  8 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      Claude Bebear, as a Trustee

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                (a)[ ]
                                                                        (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         00
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Citizen of France
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH              See Item 5
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                        See Item 5
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        See Item 5
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,111,283 - See Item 5
      (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                      [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         57.20% - See Item 5
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D           PAGE  9 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Patrice Garnier, as a Trustee

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                (a)[ ]
                                                                        (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         00
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Citizen of France
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH              See Item 5
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                        See Item 5
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        See Item 5
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,111,283 - See Item 5
      (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                     [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         57.20% - See Item 5
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D          PAGE  10 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Henri de Clermont-Tonnerre, as a Trustee
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                (a)[ ]
                                                                        (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         00
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Citizen of France
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH              See Item 5
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                        See Item 5
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        See Item 5
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,111,283 - See Item 5
      (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                     [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         57.20% - See Item 5
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D          PAGE  11 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         The Equitable Companies Incorporated
         13-3623351
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                (a)[ ]
                                                                        (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES                48,111,283
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                           48,111,283
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,111,283
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                      [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         57.20%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         HC, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D          PAGE  12 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         The Equitable Life Assurance Society of the United States
         13-5570651
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                (a)[ ]
                                                                        (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES                48,111,283
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                           48,111,283
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,111,283
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                      [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         57.20%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         IC, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D          PAGE  13 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Equitable Holding Corporation
         22-2766036
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                (a)[ ]
                                                                        (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES                12,373,495
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                           12,373,495
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,373,495
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                     [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.71%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         HC, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D          PAGE  14 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Equitable Investment Corporation
         13-2694412
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                (a)[ ]
                                                                        (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES                12,351,395
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                           12,351,395
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,351,395
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                     [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.68%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         HC, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D          PAGE  15 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         ACMC, Inc.
         13-2677213
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                (a)[ ]
                                                                        (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES                33,471,500
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                           33,471,500
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         33,471,500
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                     [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         39.80%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                          --------------------------
    CUSIP NO. 018548107            SCHEDULE 13D          PAGE  16 OF  25  PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Equitable Capital Management Corporation
         13-3266813
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                (a)[ ]
                                                                        (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS *
         OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------

   NUMBER OF      7     SOLE VOTING POWER
     SHARES                12,351,395
  BENEFICIALLY   ---------------------------------------------------------------
    OWNED BY      8     SHARED VOTING POWER
      EACH
   REPORTING     ---------------------------------------------------------------
  PERSON WITH     9     SOLE DISPOSITIVE POWER
                           12,351,395
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,351,395
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES *                                                       [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.68%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *
         HC, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 17 of 25 Pages

         This Amendment No. 5 amends the Statement on Schedule 13D ("Schedule 13D") initially filed on August 4, 1992 with the Securities and Exchange Commission, by AXA-UAP (formerly known as AXA), Midi Participations, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle) and Alpha Assurances Vie Mutuelle (into which Alpha Assurances I.A.R.D. Mutuelle was merged) (the four immediately preceding entities are referred to herein collectively as the "Mutuelles AXA"), and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre as trustees (the foregoing individuals are referred to herein collectively as the "Trustees") of a Voting Trust, as amended by Amendment No. 1 to the Schedule 13D filed on July 29, 1993, Amendment No. 2 to the Schedule 13D filed on September 14, 1994, Amendment No. 3 to the Schedule 13D filed on October 22, 1996 ("Amendment No. 3") and Amendment No. 4 to the
Schedule 13D filed on July 11, 1997 ("Amendment No. 4"), each of which was filed by AXA-UAP, Midi Participations (except as to Amendment No. 3 and Amendment No.
4), Finaxa, the Mutuelles AXA, the Trustees, The Equitable Companies Incorporated, The Equitable Life Assurance Society of the United States ("Equitable"), Equitable Holding Corporation, Equitable Investment Corporation, ACMC, Inc. ("ACMC") and Equitable Capital Management Corporation, which Schedule 13D relates to units representing assignments of beneficial ownership of limited partnership interests (the "Units") of Alliance Capital Management L.P., a Delaware limited partnership ("Alliance").

         Item 4 of the Schedule 13D is hereby amended and restated in its entirety as set forth below.

Item 4.  Purpose of Transaction

         Alliance was organized as a master limited partnership in 1987 to succeed to the business of ACMC, a Delaware corporation then a subsidiary of Equitable, which began providing investment management services in 1971. On April 21, 1988, the business and substantially all of the operating assets of ACMC were conveyed to Alliance in exchange for a 1% general partnership interest in Alliance and approximately 55% of the then outstanding Units.

         Equitable and its subsidiaries have acquired for cash beneficial ownership of additional Units subsequent to the formation of Alliance in order to finance sales of shares of mutual funds for which Alliance is the investment adviser. Additional Units were also acquired by Equitable and its subsidiaries in order to provide Alliance with additional capital to take advantage of growth opportunities and strategic global alliances, including Units acquired by Equitable as consideration for property transferred to Alliance by Equitable and Units acquired for cash in order to provide capital to Alliance for the acquisition in 1993 of Shields Asset Management, Incorporated and its wholly-owned subsidiary, Regent Investor Services, Incorporated. In the future, the Reporting Persons may acquire additional Units or dispose of Units.

         Under current tax law, Alliance, as a partnership, generally is not subject to Federal income tax. However, the tax law in effect prior to August 5, 1997, also provided that, as a consequence of

                                                             Page 18 of 25 Pages


the public trading of Units, Alliance would have been treated as a corporation for Federal income tax purposes beginning on January 1, 1998. On June 24, 1997, Alliance announced plans for a transaction (the "Transaction"), to be accomplished through a merger in which Alliance Capital Management Corporation II ("ACMC II"), a Delaware corporation, would have become the general partner of Alliance and Alliance would have merged with a wholly-owned subsidiary of ACMC II formed for the sole purpose of consummating the merger, with Alliance as the surviving entity. In such merger, holders of Units would have exchanged their existing Units for an equal number of shares of Class A Common Stock of ACMC II, unless such holders elected to continue as limited partners in Alliance, which would have ceased to be a publicly traded limited partnership, or elected to participate in a cash alternative. Following the Transaction, the Units would have become subject to severe restrictions on transferability. Alliance also stated that it would not proceed with plans for the Transaction if, during 1997, it determined that changes in federal tax law would make it preferable for Alliance to retain its current ownership form.

         On August 5, 1997, The Taxpayer Relief Act of 1997 was signed into law. It included the option for certain publicly traded partnerships to maintain partnership tax status and pay a 3.5% tax on partnership gross income. On August 6, 1997, Alliance announced its intention to utilize this option and remain a publicly traded limited partnership and that it would not implement the previously announced Transaction.

         Except as set forth in this statement, none of the Reporting Persons has any plan or proposals described in Item 4(a)-(j) of Schedule 13D.

                                                             Page 19 of 25 Pages


                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 4, 1997


                            AXA-UAP
                            Finaxa
                            AXA Assurances I.A.R.D. Mutuelle
                            AXA Assurances Vie Mutuelle
                            AXA Courtage Assurance Mutuelle
                            Alpha Assurances Vie Mutuelle
                            Claude Bebear, Patrice Garnier and
                            Henri de Clermont-Tonnerre, as
                            Trustees under the Voting Trust Agreement

                                            By  /s/ Alvin H. Fenichel
                                                ------------------------
                                              Name:  Alvin H. Fenichel
                                              Title: Attorney-in-Fact

                                                             Page 20 of 25 Pages



                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 4, 1997


                                          THE EQUITABLE COMPANIES
                                          INCORPORATED

                                            By  /s/ Alvin H. Fenichel
                                                -------------------------
                                              Name:  Alvin H. Fenichel
                                              Title: Senior Vice President and
                                                    Controller

                                                             Page 21 of 25 Pages



                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 4, 1997


                                           THE EQUITABLE LIFE ASSURANCE
                                           SOCIETY OF THE UNITED STATES

                                             By  /s/ Alvin H. Fenichel
                                                 -------------------------
                                               Name:  Alvin H. Fenichel
                                               Title: Senior Vice President
                                                      and Controller

                                                             Page 22 of 25 Pages



                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 4, 1997


                                               EQUITABLE HOLDING CORPORATION

                                                 By  /s/ Edward J. Hayes
                                                     -----------------------
                                                   Name:  Edward J. Hayes
                                                   Title: President and Chief
                                                         Executive Officer

                                                             Page 23 of 25 Pages



                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 4, 1997


                                      EQUITABLE INVESTMENT
                                      CORPORATION

                                        By  /s/ Stanley B. Tulin
                                            -----------------------------
                                          Name: Stanley B. Tulin
                                          Title: Executive Vice President
                                                 and Chief Financial Officer

                                                             Page 24 of 25 Pages



                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 4, 1997



                                        ACMC, INC.

                                          By  /s/ Stanley B. Tulin
                                              ------------------------
                                            Name: Stanley B. Tulin
                                            Title: Chairman, President and
                                                  Chief Executive Officer

                                                             Page 25 of 25 Pages


                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 4, 1997



                                      EQUITABLE CAPITAL MANAGEMENT
                                      CORPORATION

                                         By /s/ Stanley B. Tulin
                                            ---------------------------
                                           Name: Stanley B. Tulin
                                           Title: Chairman, President and
                                                 Chief Executive Officer